Exhibit 99.1

CTTA APPOINTS VP BUSINESS DEVELOPMENT AND CFO

EXPERIENCED EXECUTIVES WILL ASSIST IN COMPANY EXPANSION

Montreal, Quebec--(November 1, 2011) - The Canadian Tactical Training Academy
(CTTA) (Pink Sheets: CTTG).

The Canadian Tactical Training Academy (CTTA) is pleased to announce the appointment of two new executives.

On October 31, 2011, the Company appointed the following as officers of the
Company:

George Tsolakos, Vice President Business Development

In his position of VP Business Development, Mr.Tsolakos will define and implement CTTA's new global solutions business strategy in order to achieve the best fit with our clients' needs and expectations. Mr. Tsolakos will be based at CTTA's head office in Montreal (Quebec-Canada) and will be responsible for the development of an integrated approach to the applied security solutions business in addition to working closely with the Company's R&D and Operations services in identifying new opportunities within this market.

Mr. Tsolakos, a seasoned executive with extensive experience in business development at the international level, has managed business initiatives in the security, pharmaceutical and biotech fields. Prior to joining CTTA, Mr. Tsolakos held senior level positions in business development and project management at various international companies, most recently he was Director of Business Development at Algorithme Pharma for EU and US based clients.

Mr. Tsolakos holds a Bachelors Degree from the University of Concordia, and a Diploma in Project Management from McGill University.

Larry Kurlender, Chief Financial Officer

Mr. Kurlender is a Chartered Accountant (CA), and also holds Bachelor of Commerce and MBA degrees from McGill University. Mr. Kurlender is a practicing CA and has managed his own firm since 1996. During his career he has held executive level positions in finance and in management in four major enterprises including multi-national public companies.

Mr. Jocelyn Moisan, President of the company commented that "We are very pleased to have these two very experienced executives with the company as we expand our products and services as well as our geographical reach."

Contacts:
Jocelyn Moisan, Angelo Marino and John Farinaccio
Canadian Tactical Training Academy
7000 Cote de Liesse, Suite 8
Montreal, Quebec, H4T 1E7, Canada

Phone: 514-373-8411
http://www.ctta-global.com
info@ctta-global.com

Twitter @ CTTAGLOBAL